HEI Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hawaiian Electric Industries, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-108110, 333-141622, 333-155053 and 333-158999 on Form S-3 and Registration Statement Nos. 333-05667, 333-02103, 333-105404 and 333-159000 on Form S-8 of Hawaiian Electric Industries, Inc., and Registration Statement No. 333-155053-02 on Form S-3 of Hawaiian Electric Industries Capital Trust II and Registration Statement No. 333-155053-01 on Form S-3 of Hawaiian Electric Industries Capital Trust III of our reports dated February 19, 2010, with respect to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, and our report dated February 19, 2010 on all related financial statement schedules, which reports are incorporated by reference and appear, respectively, in the 2009 annual report on Form 10-K of Hawaiian Electric Industries, Inc.

/s/ KPMG LLP

Honolulu, Hawaii

February 26, 2010